EXHIBIT 99.1

CONSOLIDATED WATER ANNOUNCES EQUITY OFFERING

BAHAMAS OFFERING TO RAISE B$11.2 MILLION FOR EXPANSION OF WATER PRODUCTION FACILITIES

GEORGE TOWN, Grand Cayman, Cayman Islands (October 17, 2005) — Consolidated Water Co. Ltd. (“the Company”) (NASDAQ National Market: “CWCO”), which develops and operates seawater conversion plants and water distribution systems in areas where natural supplies of drinking (i.e., potable) water are scarce, today announced that it will commence an offering of Bahamian Depositary Receipts (“BDRs”) representing up to 650,000 Ordinary (Common) Shares of the Company. The offering will be made solely in The Bahamas commencing October 17, 2005 and expiring November 4, 2005, unless extended. Fidelity Capital Markets Limited will act as Placement Agent in the offering. The BDRs and the underlying shares will not be offered or sold in the United States or to U.S. persons (as defined in Regulation S promulgated under the Securities Act of 1933).

If the offering is completed, the Company estimates that the net proceeds after expenses will approximate B$11.2 million. The Company intends to use the proceeds to finance the construction of a new seawater desalination plant known as the Blue Hills Plant and to expand the Company’s existing seawater desalination plant on the island of New Providence in the Commonwealth of The Bahamas.

“This offering, which is exclusively to citizens and certain residents of The Bahamas, is in line with our business philosophy of encouraging and facilitating local participation in our businesses in the various Caribbean countries in which we operate,” noted Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. is engaged in the development and operation of seawater conversion plants and/or water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. Consolidated currently operates water production and/or distribution facilities in the Cayman Islands, the British Virgin Islands, Barbados, Belize and the Commonwealth of The Bahamas.

The common stock of Consolidated Water Co. Ltd. is traded on the NASDAQ National Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably, the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. In addition, the unsuccessful bidder for the Blue Hills contract in Nassau is seeking an order from the Supreme Court of the Commonwealth of The Bahamas rescinding the Water and Sewerage Corporation of The Bahamas (“WSC”) award to the Company of the Blue Hills project and an order awarding the project to the unsuccessful bidder. Accordingly, there can be no assurances that the contract between the Company and WSC will remain in effect. WSC has agreed to indemnify the Company and Waterfields Company Limited (“Waterfields”), a subsidiary of the Company, against all expenses and losses, including loss of profits, which they may incur if the court awards the Blue Hills project to the unsuccessful bidder. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO at (345) 945-4277 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com